                                                                    Exhibit 23.3


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-67929) of LNR Property Corporation and in the related Prospectus, in the Registration Statements (Form S-8 No. 333-70965) pertaining to the LNR Property Corporation Savings Plan, (Form S-8 No. 333-56734) pertaining to the LNR Property Corporation 2000 Stock Option and Restricted Stock Plan and (Form S-8 No. 333-58160) pertaining to the LNR Property Corporation 2001 Senior Officers Stock Purchase Plan of our report dated January 8, 2002, with respect to the financial statements of Madison Square Company LLC, included in the Annual Report (Form 10-K) of LNR Property Corporation for the year ended November 30, 2001 filed with the Securities and Exchange Commission.

Ernst & Young LLP

Miami, Florida
February 27, 2002